Exhibit 99.1

TUESDAY MORNING CORPORATION

ANNOUNCES SECOND QUARTER FISCAL 2022 RESULTS

Q2 fiscal 2022 comparable store sales increased 1.0% versus Q2 fiscal 2020

First six months of fiscal 2022 comparable store sales increased 1.9% versus first six months of fiscal 2020

DALLAS, TX – February 3, 2022 – Tuesday Morning Corporation (NASDAQ: TUEM), a leading off-price retailer of home goods and décor, today announced its results for the second quarter of fiscal 2022 ended December 31, 2021.

Fred Hand, Chief Executive Officer, stated, “We are pleased with our overall execution during the second quarter and with the fact that we achieved a positive comparable store increase versus fiscal 2020 despite ending with 26% less store inventory and being up against 14 promotional events. We ended the second quarter with minimal seasonal carryover, and are very pleased with the level and currency of our store inventories heading into the third quarter. While we are operating in a dynamic macro environment, we continue to be focused on improving our execution of the off price model across all areas of the organization.”

Comparability to prior periods is difficult due to the Company’s reorganization under Chapter 11, Covid-19, and the elimination of promotional activity. For comparable store sales and inventory specifically, the second quarter and first six months of fiscal 2020 are the most applicable comparisons due to significant impacts from Covid-19 that occurred in the first six months of fiscal 2021. The other financial statement line items are compared to the respective periods in fiscal 2021 as our store count and associated operational costs have changed significantly since fiscal 2020.

Second Quarter Fiscal 2022 Results

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As of the end of the second quarter fiscal 2022, the Company operated 492 stores compared to 705 stores at the end of the second quarter fiscal 2020 and 490 stores at the end of the second quarter of fiscal 2021.
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Comparable store sales increased 1.0% for the 486 stores that were open in the second quarter of fiscal 2022 and the second quarter of fiscal 2020, despite store inventory ending down 26% compared to the second quarter of fiscal 2020, which included 14 promotional events.
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Net sales were $251.4 million in the second quarter of fiscal 2022 as compared to $198.6 million for the second quarter of fiscal 2021.
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Gross margin was $71.5 million and gross margin rate was 28.5% for the second quarter of fiscal 2022. Gross margin was $60.1 million and gross margin rate was 30.2% for the second quarter of fiscal 2021.
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SG&A was $67.7 million in the second quarter of fiscal 2022. As a percentage of net sales, SG&A was 26.9% for the second quarter of fiscal 2022. In the second quarter of fiscal 2021, SG&A was $63.3 million, and as a percentage of sales SG&A was 31.9% for the period.
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Operating income for the second quarter of fiscal 2022 was $3.4 million compared to an operating loss of $4.3 million in the second quarter of fiscal 2021.
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The Company reported net earnings of $1.9 million, or $0.02 per share, for the second quarter of fiscal 2022. Net earnings for the second quarter of fiscal 2021 was $40.3 million, or $0.88 per share, including reorganization gains of $48.1 million.
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EBITDA, a non-GAAP measure, was $7.2 million for the second quarter of fiscal 2022. EBITDA was $47.6 million for the second quarter of 2021. Adjusted EBITDA, a non-GAAP measure, was $9.3 million for the second quarter of fiscal 2022. Adjusted EBITDA was $0.8 million for the second quarter of 2021. A reconciliation of GAAP and non-GAAP measures is provided below.

First Six Months Fiscal 2022 Results

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Comparable store sales increased 1.9% for the stores that were open in the first six months of fiscal 2022 and the first six months of fiscal 2020, despite average comparable store inventory being down 39% compared to the first six months of fiscal 2020, which included 23 promotional events.
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Net sales were $428.3 million in the first six months of fiscal 2022 as compared to $360.2 million for the prior year period.
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Gross margin was $122.6 million and gross margin rate was 28.6% for the first six months of fiscal 2022. Gross margin was $111.1 million and gross margin rate was 30.9% for the first six months of fiscal 2021.
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SG&A was $127.9 million in first six months of fiscal 2022. As a percentage of net sales, SG&A was 29.9% for the first six months of fiscal 2022. In the first six months of fiscal 2021, SG&A was $125.4 million, and as a percentage of sales SG&A was 34.8% for the period.
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Operating loss for the first six months of fiscal 2022 was $8.2 million compared to an operating loss of $20.8 million in the prior year period.
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The Company reported a net loss of $12.7 million, or $(0.15) per share, for the first six months of fiscal 2022. Net earnings for the first six months quarter of fiscal 2021 was $59.0 million, or $1.29 per share, including reorganization gains of $85.8 million
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EBITDA, a non-GAAP measure, was a loss of $2.4 million for the first six months of fiscal 2022. EBITDA was $73.1 million for the first six months of 2021. Adjusted EBITDA, a non-GAAP measure, was $3.6 million for the first six months of fiscal 2022. Adjusted EBITDA was a loss of $5.2 million for the first six months of fiscal 2021. A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended the second quarter of fiscal 2022 with $4.3 million in cash and cash equivalents and $17.9 million outstanding under its line of credit with availability on the line of $58.0 million, compared to $26.2 million in cash and cash equivalents and no borrowings outstanding under its line of credit in the same period of fiscal 2021. Inventories at the end of the second quarter of fiscal 2022 were $157.1 million compared to $114.4 million in the same period of fiscal 2021.

Outlook

The Company expects its third quarter fiscal 2022 comparable store sales to increase in the mid-single digits when compared to the third quarter of fiscal 2021. Comparable stores sales growth for the second half of fiscal 2022 is expected to be in the low to mid-single digits when compared to the second half of fiscal 2021.

The Company continues to expect to report an Adjusted EBITDA loss for fiscal 2022, slightly improved from fiscal 2021.

Gross margin for the second half of the fiscal year is expected to decline as compared to the first half due to higher supply chain costs.

The Company also continues to expect to maintain sufficient liquidity to cover its obligations and plans for the fiscal year.

About Tuesday Morning

Tuesday Morning Corporation is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 492 stores in 40 states. More information and a list of store locations may be found on the Company's website at www.tuesdaymorning.com.

Conference Call Information

Tuesday Morning Corporation’s management will hold a conference call to review second quarter fiscal 2022 financial results on February 3, 2022, at 8:00 am Central Time. A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at 877-407-9716 or 201-493-6779 if calling internationally approximately ten minutes prior to the start of the call. A replay of the webcast will be accessible through the Company’s website for 90 days. A replay of the conference call will also be available from 11:00 am Central Time, February 3, 2022 through 10:59 pm Central Time, February 10, 2022 by dialing 844-512-2921 or 412-317-6671 and entering conference ID number 13726297.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements include statements regarding management’s plans and strategies and projections with respect to Adjusted EBITDA, cash flow and liquidity. The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Item 1A. Risk Factors" of the Company's most Annual Report on Form 10-K for the fiscal year ended June 30, 2021, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: the effects and length of the COVID-19 pandemic; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; increases in the cost or a disruption in the flow of our products, including the extent and duration of the ongoing impacts to domestic and international supply chains from the COVID-19 pandemic; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to obtain merchandise on varying payment terms; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations of, or increased costs in the operation of our distribution center facility; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; increases in fuel prices and changes in transportation industry regulations or conditions; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing and new government regulations; our ability to manage risk to our corporate reputation from our customers, employees and other third parties; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations; and our ability to maintain an effective system of internal controls over financial reporting. The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events. Investors are cautioned not to place undue reliance on any forward-looking statements.

INVESTOR RELATIONS:

Caitlin Churchill

ICR

203-682-8200

Caitlin.Churchill@icrinc.com

MEDIA:

TuesdayMorning@edelman.com

Tuesday Morning Corporation

Condensed Consolidated Balance Sheet

(In thousands)

	December 31, 2021	June 30, 2021	December 31, 2020
	(unaudited)	(audited)	(unaudited)

Cash and cash equivalents	$4,321	$6,534	$26,244
Restricted cash	-	22,321	100,490
Inventories	157,067	145,075	114,424
Prepaid expenses and other	10,468	8,871	15,803
Current assets	171,856	182,801	256,961

Property and equipment, net	32,131	37,784	41,838
Operating lease right-of-use assets	178,794	193,244	216,871
Other	3,654	4,055	6,299
Total Assets	$386,435	$417,884	$521,969

Accounts payable	$36,579	$45,930	$31,971
Accrued liabilities	45,194	46,454	48,773
Operating lease liabilities	57,838	54,632	53,155
Total current liabilities	139,611	147,016	133,899

Operating lease liabilities-non-current	136,181	156,240	183,117
Borrowings under revolving credit facility	17,860	12,000	—
Long term debt	28,448	26,374	24,439
Other non-current liabilities	719	3,432	2,859
Asset retirement obligation - non-current	1,085	1,021	971
Liabilities subject to compromise	—	—	110,043
Total Liabilities	323,904	346,083	455,328

Stockholders' Equity	62,531	71,801	66,641

Total Liabilities and Equity	$386,435	$417,884	$521,969

Tuesday Morning Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

unaudited

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2021	2020	2021	2020

Net sales	$251,382	$198,625	$428,254	$360,171
Cost of sales	179,838	138,571	305,696	249,047
Gross margin	71,544	60,054	122,558	111,124
Selling, general and administrative expenses	67,662	63,348	127,939	125,418
Restructuring, impairment, and abandonment charges	436	1,018	2,866	6,507
Operating earnings/(loss) before interest, reorganization and other income/(expense)	3,446	(4,312)	(8,247)	(20,801)
Other income/(expense):
Interest expense	(1,885)	(2,514)	(3,601)	(5,267)
Reorganization items, net	241	48,142	(1,051)	85,766
Other income, net	83	(198)	132	(192)
Earnings/(loss) before income taxes	1,885	41,118	(12,767)	59,506
Income tax expense/(benefit)	(9)	779	(58)	543
Net earnings/(loss)	$1,894	$40,339	$(12,709)	$58,963

Earnings Per Share
Net earnings/(loss) per common share:
Basic	$0.02	$0.88	$(0.15)	$1.29
Diluted	$0.02	$0.88	$(0.15)	$1.29
Weighted average number of common shares:
Basic	84,677	45,511	84,494	45,460
Diluted	89,398	45,511	84,494	45,460

Tuesday Morning Corporation

Condensed Consolidated Statement of Cash Flows

(In thousands)

unaudited

	For the Six Months Ended December 31,
	2021	2020
Cash flows from operating activities
Net earnings/(loss)	$(12,709)	$58,963
Adjustments to reconcile net earnings/(loss) to net cash provided by/(used) in operating activities:
Depreciation and amortization	6,806	8,306
Loss on impairment and abandonment of assets	2,126	5,638
Amortization of financing costs and interest expense	2,565	4,747
(Gain)/loss on disposal of assets	69	(1,429)
Gain on sale-leaseback	—	(49,639)
Share-based compensation	3,045	964
Gain on lease terminations	—	(93,264)
Deferred income taxes	(118)	—
Construction allowances from landlords	449	120
Change in operating assets and liabilities	(29,446)	54,976
Net cash used in operating activities	(27,213)	(10,618)
Cash flows from investing activities
Capital expenditures	(3,536)	(1,392)
Proceeds from sale-leaseback	—	68,566
Proceeds from sales of assets	—	1,896
Net cash provided by/(used in) investing activities	(3,536)	69,070
Cash flows from financing activities
Proceeds from borrowings under revolving credit facility	471,990	424,659
Repayments of borrowings under revolving credit facility	(466,130)	(424,759)
Proceeds from term loan	—	25,000
Proceeds from the exercise of employee stock options	467	—
Tax payments related to vested stock awards	(12)	—
Payments on finance leases	(100)	(120)
Payments of financing fees	—	(3,174)
Net cash provided by financing activities	6,215	21,606

Net increase (decrease) in cash, cash equivalents and restricted cash	(24,534)	80,058
Cash, cash equivalents and restricted cash at beginning of period	28,855	46,676
Cash, cash equivalents and restricted cash at end of period	$4,321	$126,734

Tuesday Morning Corporation

Non-GAAP Financial Measures

Unaudited

Non-GAAP Financial Measures

We define EBITDA as net earnings or net loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that we believe are not representative of our core operating performance. These measures are not presentations made in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as a measure of liquidity. EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by such adjustments. We believe it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate our operating performance. These non-GAAP financial measures are included to supplement our financial information presented in accordance with GAAP and because we use these measures to monitor and evaluate the performance of our business as a supplement to GAAP measures and we believe the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in our business and evaluate our performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. The non-GAAP measures presented may not be comparable to similarly titled measures used by other companies.

Tuesday Morning Corporation

Adjusted EBITDA

(In thousands)

unaudited

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2021	2020	2021	2020

Net earnings/(loss)	$1,894	$40,339	$(12,709)	$58,963
Depreciation and amortization	3,409	3,922	6,806	8,306
Interest expense, net	1,885	2,514	3,601	5,267
Income tax provision/(benefits)	(9)	779	(58)	543
EBITDA (non-GAAP)	$7,179	$47,554	$(2,360)	$73,079

Share-based compensation expense (1)	$1,872	$382	$3,045	$964
Restructure, impairment and abandonment charges (2)	436	1,018	2,866	6,507
Re-organization items, net (3)	(241)	(48,142)	1,051	(85,766)
Other (4)	63	-	(954)	-
Adjusted EBITDA (non-GAAP)	$9,309	$812	$3,648	$(5,216)

(1) Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing and vesting of awards. We adjust for these charges to facilitate comparisons from period to period

(2) For the three months ended December 31, 2021, adjustments included restructuring, impairment and abandonment charges related to employee retention cost. For the six months ended December 31, 2021, adjustments related to software impairment charges and employee retention cost. For the three and six months ended December 31, 2020, adjustments include restructuring, impairment and abandonment charges primarily related to our permanent store and Phoenix, Arizona distribution center closing plans as well as severance and employee retention cost. Decisions regarding store closures and the Phoenix distribution center were made in the fourth quarter of fiscal 2020, prior to filing the Chapter 11 Cases; however, the closure of the Phoenix distribution center was not completed until the second quarter of fiscal 2021.

(3) For the three and six months ended December 31, 2021, adjustments included claims related cost as well as professional and legal fees related to our reorganization. For the three months ended December 31, 2020, adjustments included a gain resulting from store lease termination under our permanent closure plan offset by professional and legal fees related to our reorganization.

(4) For the three and six months ended December 31, 2021, adjustments included non-cash benefit recognized related to cash settled awards in our long-term incentive plan.